Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-145845

June 18, 2008

YOU KNOW WHAT THEY CALL A BIG IDEA YOU SIT ON FOR A WHILE?

A MISSED OPPORTUNITY.

No one should have to watch their idea expire on the shelf. Enter ipath Exchange Traded notes (ETNs)–the simple, yet sophisticated way to bring your investment ideas to life faster.

Ipath Exchange Traded Notes

Commodities Currencies Emerging Markets Strategies

www.ipathETN.com

An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see “Risk Factors” in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. (“BGINA”), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. are affiliates of Barclays Bank PLC.

2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. 7178-iP-0108

Barclays

04002226_0001_BARC_NM_MissedOpp_C1.indd6-10-2008 4:57:03 PM

DPASandra Calisi

Studio Mechancial

Released Unreleased

LaserNone

Job info

Approvals

Production notes

Fonts & Images

VB&P Job

Client

Mats close

1st insert Title

Color/B&W

Live

Trim

Bleed

Gutter

Scale

Pubs

002226_0001

BARC

6/9/2008

6/18/2008

Missed Opportunity-C1 Version

4C

None

5.35” x 6”

None

None

1” = 1”

Wall Street Journal

Art Director

Copywriter

Designer None

Creative Dir

Account Mgr

Print Prod

Project Mgr

Studio Mgr

Buddy Check

Proofreader

Jim Haas

Will Gorman

None

Eric Liebhauser

Dan Eliasi

Melanie Magatelli

Jascenth Edwards

All art is FINAL

Grey box is 80k

Barclays blue is 100c

URL and capabilities: 10pt

Litht grey behid legal is 8% K

Top blue bar gradient is FPO

Body copy is 10 pts.

Bold legal is 8pt, rest of legal is 7 pt

All legal prints 80% K

Keyline on trim does print at 80K

FontsExpert Sans (Regular, Black, Bold)

ImagesIBIM_Barclays_InterimBadge.ai

ip_tag_2c_bk_rev_cmyk_r.eps

VENABLES

BELL &

PARTNERS

VENABLES BELL & PARTNERS

201 Post Street San Francisco CA 94108

415-288-3300

www.venablesbell.com